EXHIBIT 10.2

ASSIGNMENT AND ASSUMPTION AGREEMENT

     THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”) is made and entered into as of December 22, 2004, and is effective as of December 22, 2004 at 11:59 p.m. Eastern Time (the “Effective Time”), by and among Trizec Properties, Inc., a Delaware corporation (“Assignor”) and Trizec Holdings Operating LLC, a Delaware limited liability company (“Assignee”).

RECITALS

     A. Reference is made to that certain Contribution Agreement by and among Assignor and Assignee, dated as of the date hereof (the “Contribution Agreement”).

     B. In connection with the Contribution Transactions (as defined in the Contribution Agreement), and for the purpose of effecting the assignment, transfer and conveyance of all of Assignor’s assets to Assignee (except for certain retained assets as described therein), and the assumption of all obligations and liabilities of Assignor to Assignee (except for certain excluded liabilities as described therein), as contemplated thereby, the parties hereto have entered into this Agreement.

     NOW, THEREFORE, in consideration of the mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

AGREEMENT

     1. Assignment of Assets. Effective at the Effective Time, Assignor hereby conveys, grants, contributes, transfers and assigns to Assignee, its successors and assigns, all of their right, title and interest in and to all of the assets, properties, businesses and goodwill of Assignor of every kind and nature whatsoever, tangible or intangible, real, personal or mixed, fixed or contingent, wherever located (the “Assignment”), including, without limitation, the following:

     (a) all of the Assignor’s assets;

     (b) all deeds, leases, leaseholds, mortgages, assignments, contracts, options and licenses of every kind and description to which Assignor’s are a party and all documents and muniments of title relating to or in any way connected with the property of Assignor;

     (c) all the right, title, interest, estate and appurtenances of Assignor of every kind and description whatsoever in, or in any way relating to, real property or real estate, including, without limitation, estates of freehold, leaseholds and chattels real, easements and servitudes of every kind, and all buildings and other improvements situated on such real property;

     (d) all furniture, fixtures, equipment, machinery, supplies, raw materials, goods in process, inventories, finished and unfinished products, goods, wares and merchandise, and, in general, all tangible personal property, goods and chattels of Assignor of every kind and description;

     (e) all claims, rights and interests of Assignor in, to and under all agreements and contracts between Assignor and any other party or parties, and in, to and under any other contracts which have been acquired by Assignor by assignment or in any other manner;

     (f) all accounts receivable, bills and notes receivable, credits, bank accounts, cash on hand or in banks, equities, bonds, shares of stock and other securities, investments, debts, bills, discounts and deferred items of Assignor;

     (g) all patents, trademarks, trade names, copyrights, and technology, all applications for and licenses of rights and interests to or under or in respect of patents, trademarks, trade names, and copyrights and all inventions, formulae and processes of Assignor;

     (h) all recoveries to which Assignor is entitled under insurance policies (including the cash surrender value thereof);

     (i) all governmental permits, approvals, licenses and other authorizations of Assignor to the extent assignable;

     (j) all claims, demands, judgments, rights under contracts and otherwise, chose in action, rights to tax or other refunds, reversions, reminders and rights of redemption; and

     (k) all goodwill and other intangible assets;

provided, however, that the Assignment is not intended to include and shall not include any right, title, or interest of Assignor in or to (1) the Retained Assets of Assignor (as defined in the Contribution Agreement and as set forth on Schedule II attached thereto) or (2) such other assets of Assignor (including, without limitation, contracts and agreements) as are transferred or assigned pursuant to the Contribution Agreement by deed, assignment of ground lease or other instrument of transfer or assignment other than pursuant to this Agreement.

     2. Assumption of Liabilities. Effective at the Effective Time, Assignee shall be liable for and hereby assumes and agrees to pay, perform and discharge any and all obligations and liabilities of Assignor, known or unknown, contingent or fixed, of every nature and description (the “Assumption”), including, without limitation, the following:

     (a) all obligations and liabilities of Assignor;

     (b) mortgages, indentures, notes and other similar obligations to which Assignor is a party;

     (c) leases or agreements under which Assignor is the lessee, lessor, licensee or licensor of real or personal property;

     (d) contracts, agreements and other instruments to which Assignor is a party;

     (e) obligations and liabilities under employee benefit plans and arrangements of Assignor; and

     (f) pending or threatened actions, suits or proceedings by or against Assignor or affecting Assignor, its business or its properties;

provided, however, that the Assumption is not intended to include and shall not include (1) the Excluded Liabilities (as defined in the Contribution Agreement and as set forth on Schedule IV attached thereto) or (2) any obligation or liability of Assignor that are expressly assumed by Assignee pursuant to another agreement.

     3. Access to Books and Records. Assignor shall afford Assignee with reasonable access to the books and records of Assignor and the right to make copies thereof at Assignee’s expense.

     4. Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and the respective successors and assigns of the parties hereto.

     5. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute only one instrument.

[Signatures on Next Page]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

ASSIGNOR:

TRIZEC PROPERTIES, INC., a Delaware corporation

/s/ WILLIAM R.C. TRESHAM

Name:	William R.C. Tresham
Title:	Executive Vice President and Chief Operating Officer

/s/ TED R. JADWIN

Name:	Ted R. Jadwin
Title:	Senior Vice President, General Counsel and Corporate Secretary

ASSIGNEE:

TRIZEC HOLDINGS OPERATING LLC, a Delaware limited liability company

By: Trizec Properties, Inc., its managing member

/s/ WILLIAM R.C. TRESHAM

Name:	William R.C. Tresham
Title:	Executive Vice President and Chief Operating Officer

/s/ TED R. JADWIN

Name:	Ted R. Jadwin
Title:	Senior Vice President, General Counsel and Corporate Secretary